Exhibit 10.14

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective signing date of December 5, 2023,

BETWEEN: **AirBox** (the "Vendor" and “AirBox” and “Pargoe” and _DRONE DELIVERY SYSTEMS CORPORATION”), a company organized and existing under the laws of Virginia, with its head office located at:

Brandon T. Pargoe c/o AirBox
7509 Chrisland Cv
Falls Church, VA 2204

DRONE DELIVERY SYSTEMS CORPORATION
33572 WESTGATE CIR., UNIT 1

to allocate the Purchase Price in accordance with the provisions of Schedule A. The Purchase Price shall be payable as follows:

$1.150M, in the form of 378,290 shares of Arrive Technology Inc. representing the Purchase Price in the form of certified certificates of shares less any amounts owing from Vendor to Purchaser, as of the Signing Date.

1.4 **Effective Date**: The sale and purchase of the Purchased Assets shall be conditional upon the release of all existing third party liens on the Purchased Assets and shall be effective upon the date of such release (the "Effective Date") which shall be no later than December 8, 2023, failing which this Agreement shall become null and void, the Purchase Price shall be returned to the Purchaser and the Purchased Assets shall be returned to the Vendor. In such a case, no party shall be entitled to any compensation other than the return of the Purchase Price and Purchased Assets.

1.5 **Assumed Obligations:** The Purchaser shall assume and agree to satisfy and discharge, as the same shall become due, all of the following (collectively, the "Assumed Obligations"): None. Arrive acknowledges a separate stand alone consulting contract with Brandon Pargoe.

1.6 **Excluded Obligations:** Except for the Assumed Obligations (none) or as expressly provided herein, the Purchaser is not assuming any past, present, and future indebtedness, liabilities, obligations, contracts and commitments of the Vendor, whether arising out of or resulting from the Purchased Assets.

1.7 **Sales and Transfer Taxes:** The Purchaser shall pay any and all federal, provincial or local taxes, in the nature of income, sale, use, transfer, gain, recording and any similar tax, fee or duty required to be paid in respect of the assignment or transfer to the Purchaser of the Purchased Assets and the filing and recording thereof, including without limitation tax on the Purchase Price.

2. REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants as at the date hereof to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets.

2.1 **Organization**: The Vendor is a corporation DRONE DELIVERY SYSTEMS CORPORATION duly incorporated and organized and validly subsisting under the laws of [Delaware] and has the corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

2.2 **Due Authorization**: The execution of this Agreement has been duly authorized, executed and delivered by the Vendor and constitutes legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with its terms.

2.3 **Title to the Assets**: The Purchased Assets are owned by the Vendor as identied as Pargoe, AirBox and/or DRONE DELIVERY SYSTEMS CORPORATION with a good and valid title, free and clear of any encumbrances other than those encumbrances for which the Vendor is in the process to obtain all appropriate consents to the consummation of the transaction contemplated herein.

2.4 **Residency**: The Vendor is a resident of United States for the purposes of the Income Tax Act of the United States.

2.5 **As Is, Where Is**: The Purchaser acknowledges that the Purchased Assets are purchased on an "as is, where is" basis, that it has inspected the Purchased Assets and is relying entirely on its own investigations and its inspections in proceeding with the transactions contemplated hereunder. Save and except only as may be provided in this Agreement, the Purchaser further acknowledges that there are no representations, warranties, terms, conditions, understandings or collateral agreements, expressed or implied, statutory or otherwise, with respect to the merchantability, condition, description, fitness for purpose or quality of the Purchased Assets or as to any other matter or thing. Without limiting the generality of the foregoing, the Vendor represent that it controls the Intellectual Property and other property described in Exhibit A.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as at the date hereof to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection of the sale of the Purchased Assets.

3.1 **Organization**: The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of Delaware and has the authority and corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

3.2 **Due Authorization:** The execution of this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.3 **Outstanding Work:** The Purchaser hereby guarantees to the Vendor that all outstanding work listed in Schedule 1.3 hereof will be completed and satisfied on or before December 8, 2023, in accordance with the arrangements agreed to by the Vendor and such clients.

4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1 Survival of Representations and Warranties. The representations and warranties contained herein will survive the completion of the sale and purchase of the Purchased Assets herein for a period of one year including exclusivity under Paragraph 6 of the Letter of Intent and all Mutual Non Disclosures executed by the Parties.

5. ADDITIONAL COVENANTS

5.1 **Indemnity**: The Purchaser agrees to indemnify and hold the Vendor, its affiliates, subsidiaries, and respective directors and employees (the "Indemnified AirBox") harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable legal fees and court costs) which the Indemnified AirBox may sustain or incur as a result of, in respect of, connected with or arising out of (i) any failure of the Purchaser to perform or fulfill any covenant under this Agreement, at any time, (ii) any breach or inaccuracy of any warranty given by the Purchaser under this Agreement or (iii) the Assumed Obligations.

5.2 **Indemnity**: The Vendor agrees to indemnify and hold the Purchaser, its affiliates, subsidiaries, and respective directors and employees (the "Indemnified Arrive") harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable legal fees and court costs) which the Indemnified Arrive may sustain or incur as a result of, in respect of, connected with or arising out of (i) any failure of the Vendor to perform or fulfill any covenant under this Agreement, at any time, (ii) any breach or inaccuracy of any warranty given by the Vendor under this Agreement or (iii) the Assumed Obligations.

5.3 **Expenses.** Each party has been responsible for their respective expenses incurred during the due diligence process and the negotiation of the definitive purchase agreement.

6. GENERAL

6.1 **Independent Contractor**: This Agreement shall not constitute either party the agent or legal representative of the other party for any purpose. Parties acknowledge that Arrive may have a separate consulting agreement with Brandon Pargoe.

6.2 **Entire Agreement**: The parties agree that this Agreement constitutes a complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the parties to be bound thereby. This Agreement supersedes all prior negotiations, agreements and communications, written or oral, between the parties with respect to the subject matter hereof, including the Letter of Intent.

6.3 **Headings**: The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

6.4 **Invalidity**: If any of the provision contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

6.5 **Further Assurances**: Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry-out, evidence and confirm the intended purposes of this Agreement.

6.6 **Successors and Assigns**: All obligations set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties whether expressed or not. This Agreement and any rights pursuant hereto shall not be assignable by the parties without the prior written consent of the other party.

6.7 **Notices:** Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement shall be in writing and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by overnight courier service which provides evidence of delivery or (iii) when 3 days have elapsed after its transmittal by registered or certified mail, postage prepaid, return-receipt requested, addressed to the party to whom directed at the party's address as it appears above or another address of which that party has given notice.

6.8 **Governing Law**: This Agreement shall be governed by and construed in accordance with the domestic laws of the Delaware and the laws of the United States of America applicable. The parties hereto expressly agree that any dispute or controversy arising out of or relating to this Agreement including the interpretation, execution or breach thereof, arising in the course of or following its performance, shall be brought before a competent court located in the state of Indiana.

6.9 **Public Announcement.** Vendor shall not make any public announcement regarding these negotiations, nor make any public announcement regarding the formation of any new structure or entity applicable without the express consent of purchaser.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at [PLACE OF EXECUTION] on the date indicated above.

THE VENDOR	**THE PURCHASER**
Brandon T Pargoe	
Authorized Signature	Authorized Signature
Brandon T. Pargoe as President and as Individual	**Daniel S. O'Toole** CEO Arrive

Exhibit A

Scope of IP assignment:

AirBox/ Brandon T. Pargoe and DRONE DELIVERY SYSTEMS CORPORATION" irrevocably assigns its IP including Patents, Patent applications and any national or international derivatives thereof, Trademarks and Service Marks and copyrights held by AirBox for videos, photographs, methods, processes, customer lists and the like. Patents and applications include but are not limited to: US20210316858A1, US20170228692A1 - US10210475B2; US 2019/0043013 A1 – US 11,556,887 B2; and application/ Patent of Serial No.16/846,280.
Assets include USA patent grant, WIPO, and drone tether patent.
Hardware 3D CAD manufacturing plans, Circuit Board gerber files, BOM, firmware, API, Apple & Google App.
The AirBox Solar product has been deployed w/ food delivery partner AllMart Marketplace in Antigua & Barbuda for secure food deliveries. The agreement is a revenue share per delivery.
Inventory
Customer lists, customer contracts, business records and all goodwill of the business

Arrive is receiving beneficial rights the following items when contemplating this agreement. Full details of these were determined during the due diligence process.
Source Code
Trademarks
Copyrights
Litigation beneficial rights or compensation, not liabilities
Agreements with customers, vendors and partnering companies and/or individuals
Website and Domains
Social Media Accounts
Antigua operations
Vendor contact list
Customer lists
Shareholder/investor list
All equipment
All materials
All drones
Any other items discovered, but not listed, shall also be included in this purchase.

End of Document